Exhibit 10.3

AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER THREE TO GUARANTY AND SECURITY AGREEMENT
THIS AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER THREE TO GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of April 29, 2016, is entered into by and among the lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and, collectively, as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (as such terms are defined in the below referenced Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “Agent”), ERICKSON INCORPORATED (formerly known as Erickson Air-Crane Incorporated), a Delaware corporation (“EAC”), ERICKSON HELICOPTERS, INC. (formerly known as Evergreen Helicopters, Inc.), an Oregon corporation (“Helicopters”) (Helicopters, together with EAC, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the Subsidiaries of Borrowers identified on the signature pages hereof (such Subsidiaries are referred to hereinafter each individual as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”), and in light of the following:
W I T N E S S E T H
WHEREAS, Lenders, Agent, Wells Fargo, as lead arranger, book runner, syndication agent, and documentation agent, and Borrowers are parties to that certain Credit Agreement, dated as of May 2, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, Agent, Borrowers, and Guarantors are parties to that certain Guaranty and Security Agreement, dated as of May 2, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”);
WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement and the Guaranty and Security Agreement;
WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate Borrowers’ requests.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto), as amended hereby.

2.Amendments to Loan Documents. Subject to the satisfaction (or waiver in writing by Agent) of the conditions precedent set forth in Section 3 hereof, the Loan Documents shall be amended as follows:

(a)    Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating, or inserting in proper alphabetical order, the following defined terms in their entirety:

““Aircraft and Engine Security Agreements” means (a) an aircraft and engine security agreement executed and delivered by EAC in favor of Agent, in form and substance reasonably satisfactory to Agent, (b) an aircraft and engine security agreement executed and delivered by Evergreen in favor of Agent, in form and substance reasonably satisfactory to Agent, (c) an aircraft and engine security agreement executed and delivered by Evergreen Equity in favor of Agent, in form and substance reasonably satisfactory to Agent, and (d) an aircraft and engine security agreement executed and delivered by Evergreen Alaska in favor of Agent, in form and substance reasonably satisfactory to Agent.”

““Evergreen Alaska” means Erickson Transport, Inc., an Alaska corporation.”

““Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Loan Parties and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.”
““Financial Covenant Period” means any period on or after January 1, 2017 which shall commence on any date (the “Commencement Date”) on which Excess Availability is less than $20,000,000 as of such date and shall continue until the later of:
(a) the date that is the last day of the second full fiscal quarter after the Commencement Date, and
(b) the last day of the fiscal quarter after the Commencement Date in which Excess Availability on each day for a period of 30 consecutive days is greater than or equal to $20,000,000     for each such day.”
““Fixed Charge Coverage Ratio” means, with respect to Borrowers for any fiscal period, the ratio of the following for Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP: (a) EBITDA for such period minus Capital Expenditures (other than Capital Expenditures financed with the proceeds of Indebtedness (other than proceeds of Revolving Loans), to (b) Fixed Charges for such period.”
““Ninth Amendment Effective Date” has the meaning specified therefor in that certain Amendment Number Nine to Credit Agreement and Amendment Number Three to Guaranty and Security Agreement, dated as of April 29, 2016, by and among Agent, the Lenders party thereto, and the Loan Parties.”
““Permitted Air Amazonia Disposition” means the sale or other disposition of Air Amazonia Serviços Aeronáuticos Ltda. in which the following conditions are satisfied: (a) immediately before and after giving effect to such sale or other disposition, no Event of Default shall have occurred and be continuing or would result therefrom, (b) such sale or other disposition is for fair market value, (c) such sale or other disposition is to a Person that is not an Affiliate of a Loan Party, (d) such transaction is permitted to be consummated pursuant to the terms of the Senior Notes Documents, (e) such sale or other disposition will generate at least $600,000 in gross cash proceeds, and (f) the Net Cash Proceeds from such sale or disposition are used to immediately repay the Revolving Loans, without a concurrent reduction of the Revolver Commitments.”

““Permitted Central Point/White City Sale-Leaseback Transactions” means the sale or other disposition of the real estate located at 3100 Willow Springs Road, Central Point, OR and/or the real estate located at 1993 Kirtland Road, White City, OR by a Loan Party in one or more transactions or series of related transactions in which the following conditions are satisfied: (a) immediately before and after giving effect to any such sale or other disposition, no Event of Default shall have occurred and be continuing or would result therefrom, (b) any such sale or other disposition is for fair market value, (c) such Loan Party leases back such real estate at fair market value, (d) any such sale or other disposition is to a Person that is not an Affiliate of a Loan Party, (e) each such transaction is permitted to be consummated pursuant to the terms of the Senior Notes Documents, (f) each such sale and leaseback transaction will generate at least $3,000,000 in gross cash proceeds, (g) such sales or dispositions must be consummated on or before September 30, 2016, and (h) the Net Cash Proceeds from such sales or dispositions are used to immediately repay the Revolving Loans, without a concurrent reduction of the Revolver Commitments.”
““Permitted Seller Note Prepayment” means the prepayment of the outstanding principal amount of Seller Notes after September 30, 2016 so long as (a) any such Seller Note is repaid at an amount that is less than the par amount of the principal amount such Seller Note, (b) no Event of Default has occurred and is continuing or would result therefrom, (c) Average Availability is at least 20% of the Maximum Revolver Amount for the 30 day period prior to any such prepayment, (d) Availability is at least 20% of the Maximum Revolver Amount immediately after giving effect to any such prepayment, and (e) the aggregate outstanding principal amount of Seller Notes repaid in connection with all Permitted Seller Note Repayments does not exceed $1,300,000.”
(b)        Clause (r) of the definition of “Permitted Dispositions” in Schedule 1.1 of the Credit Agreement is hereby amended and restated as follows:

“(r)    (i) Permitted Medford Sale-Leaseback and Exchange Transactions, (ii) the Permitted Air Amazonia Disposition, and (iii) the Permitted Central Point/White City Sale-Leaseback Transactions so long as the aggregate fair market value of all assets disposed of in any fiscal year pursuant to such transactions described in this clause (iii) (including the proposed transaction), together with the aggregate fair market value of any assets disposed of in such fiscal year pursuant to clause (t) of this definition, would not exceed $25,000,000,” ”

(c)        Clause (t) of the definition of “Permitted Dispositions” in Schedule 1.1 of the Credit Agreement is hereby amended and restated as follows:

“(t)    sales or dispositions of assets (other than Accounts, Inventory, and Equity Interests of Subsidiaries of EAC) not otherwise permitted in clauses (a) through (s) above so long as (i) made at fair market value, (ii) made pursuant to clauses (1) or (15) of the definition of Asset Sale in the Senior Note Indenture (and subject to satisfaction of the conditions precedent of such clause as such conditions precedent appear as of the Closing Date), and (iii) the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed transaction), together with the aggregate fair market value of any assets disposed of in such fiscal year in connection with the Permitted Central Point/White City Sale-Leaseback Transactions, would not exceed $25,000,000.”

(d)    Section 6.6(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire the Senior Note Indebtedness, the Preferred Equity, or the Seller Debt other than, with respect to the Seller Debt, any Permitted Seller Note Prepayments,”

(e)    Article 7 of the Credit Agreement is hereby amended by adding the following new clause (c) at the end thereof:

“(c)        Excess Availability. Borrowers shall have Excess Availability at all times of at least (i) as of any date of determination during the period from the April 29, 2016 through and including May 29, 2016, $10,000,000, (ii) as of any date of determination during the period from the May 30, 2016 through and including July 15, 2016, $15,000,000, (iii) as of any date of determination during the period from the July 16, 2016 through and including September 29, 2016, $17,500,000, and (iv) as of any date of during the period from September 30, 2016 through and including December 31, 2016, $20,000,000.”

(f)        Section 9.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“9.3    Curative Equity.
(a)Subject to the limitations set forth in clause (e) below, Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in clause (a) of Section 7 (the “Specified Financial Covenant”) if they receive the cash proceeds of an investment of Curative Equity within 10 Business Days after the date on which the Specified Financial Covenant is first required to be tested pursuant to the terms hereof.

(b)Borrowers shall promptly notify Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the same to the payment of the Obligations in the manner specified in Section 2.4(e)(vii)).

(c)Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in clause (e) below, shall be in an amount that is sufficient, after giving effect to the payment of the Obligations as specified in Section 2.4(e)(vii), to cause Borrowers’ Excess Availability to be equal to the Excess Availability threshold set forth in the definition of “Financial Covenant Period”.

(d)Upon delivery of a certificate by Borrowers to Agent as to the amount of the proceeds of such Curative Equity and that such amount (i) has been applied in accordance with clause (b) above, and (ii) is in an amount equal to the amount required by clause (c) above, then (A) the Borrowers shall be deemed to have had sufficient Excess Availability to avoid testing the Specified Financial Covenant as of the end of the fiscal quarter for which such Curative Equity was invested (but not any future 12 month periods), and (B) any Event of Default that occurred and is continuing from a breach of the Specified Financial Covenant solely for that one 12 month period ended as of the end of the fiscal quarter for which such Curative Equity was invested (and not any future 12 month periods)

such shall be deemed cured with no further action required by the Required Lenders. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of any Specified Financial Covenant shall be deemed to be continuing and, as a result, the Lenders (including the Swing Lender and the Issuing Bank) shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrowers do not cure all financial covenant violations as provided in this Section 9.3, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(e)Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrowers’ rights under this Section 9.3 may (A) be exercised not more than 3 times during the term of this Agreement, (B) not be exercised twice within any 180 day period, (C) not be exercised if the amount of the proposed investment of Curative Equity, together with the amount of all prior investments of Curative Equity, exceeds $30,000,000, (D) not be exercised if the amount of the proposed investment of Curative Equity exceeds $10,000,000, (ii) the Curative Equity contributed in any fiscal quarter shall be no greater than the amount required to cause Borrowers’ Excess Availability to be equal to the Excess Availability threshold set forth in the definition of “Financial Covenant Period”, and (iii) the Curative Equity shall be disregarded for purposes of determining EBITDA for the Specified Financial Covenant, and for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Indebtedness with the proceeds of any Curative Equity for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Curative Equity is used.”

(g)        Schedule 5.2 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 5.2 attached hereto.

(h)        Section 1(a) of the Guaranty and Security Agreement is hereby amended and modified by amending and restating the definition of “Triggering Event” in its entirety as follows:

““Triggering Event” means the occurrence of the Ninth Amendment Effective Date.”

(i)        Section 7(k)(ii) of the Guaranty and Security Agreement is hereby amended and modified by amending and restating in its entirety as follows:

“(ii)    Except to the extent otherwise excused by Section 7(k)(iv) and subject to Schedule 3.6 to the Credit Agreement, each Grantor shall establish and maintain Controlled Account Agreements with Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to Agent. Each such Controlled Account Agreement shall provide, among other things, that (A) the Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Grantor, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) upon the instruction of Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep all amounts in the applicable Controlled Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts unless a Triggering Event has occurred and is continuing at the time such Activation Instruction is issued.”

3.Conditions Precedent to Amendment. The satisfaction (or waiver in writing by Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Amendment (such date being the “Ninth Amendment Effective Date”):

(a)The Amendment Effective Date shall occur on or prior to April 29, 2016.

(b)Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(c)Agent shall have received each of the following documents, each in form and substance satisfactory to Agent, each duly executed and delivered by the parties thereto, and each such document shall be in full force and effect:

i.in connection with the Permitted Air Amazonia Disposition, a fully executed letter of intent dated on or prior to the date hereof, providing for an aggregate purchase price for the assets described therein of no less than $600,000 and otherwise in form and substance reasonably satisfactory to Agent; and

ii.in connection with the proposed Permitted Central Point/White City Sale-Leaseback Transactions, a fully executed purchase agreement for the Kirtland Road real estate and a letter of intent signed by the purchaser of the Willow Springs Road real estate, providing for an aggregate purchase price for the real estate described therein of no less than $3,000,000 per parcel of real estate and otherwise in form and substance reasonably satisfactory to Agent.

(d)Agent shall have received each of the following documents, each in form and substance satisfactory to Agent, each duly executed and delivered by the parties thereto, and each such document shall be in full force and effect:

i.an amendment fee letter, dated as of the date hereof, by and among Agent and Borrowers;

ii.Security Agreement Supplement No. 3 for Erickson Helicopters, Inc. with respect to Turbomeca Engine with manufacturer’s serial number 152, General Electric Engine with manufacturer’s serial number 343021, and General Electric Engine with manufacturer’s serial number 343C001, to be filed with the FAA and the International Registry; and

iii.Aircraft and Engine Security Agreement for Erickson Transport, Inc. with respect to the Garrett Engine with manufacturer’s serial number P37470C, to be filed with the FAA and the International Registry.

(e)Agent shall have received a certificate of status or equivalent documentation with respect to each Borrower, dated within 20 days of the date hereof, any such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(f)Agent shall have received a certificate from the Secretary of EAC, identifying each asset disposed of during the current fiscal year pursuant to clause (s) or clause (t) of the definition of “Permitted Dispositions”, identifying which such clause was utilized for each assets, and identifying the fair market value of each such asset.

(g)The representations and warranties herein and in the Credit Agreement and the other Loan Documents as amended hereby shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(h)No Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(i)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, or any Lender.

(j)Borrowers shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to the Credit Agreement and Section 5 of this Amendment.

(k)All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

4.Representations and Warranties. Each Loan Party hereby represents and warrants to Agent and the Lenders as follows:

(a)    It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b)    The execution, delivery, and performance by it of this Amendment and the other Loan Documents to which it is a party (i) have been duly authorized by all necessary action on the part of such Loan Party and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of such Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation in connection with this Amendment.

(c)    This Amendment has been duly executed and delivered by each Loan Party. This Amendment and each Loan Document to which such Loan Party is a party is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d)    No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Loan Party, Agent or any Lender.

(e)    No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(f)    The representations and warranties in the Credit Agreement and the other Loan Documents as amended hereby are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

5.Payment of Costs and Fees. Borrowers agree to pay all out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable fees and disbursements of outside counsel to Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

6.Covenants; Cash Dominion.

(a)Borrowers agree that on or before the date that is 10 days after the Ninth Amendment Effective Date, they shall deliver to Agent the following documents, each in form and substance satisfactory to Agent and each duly executed and delivered by the parties thereto:

i.supplements to the Aircraft and Engine Security Agreements requested by Agent or its counsel prior to such date, to be filed with the FAA and the International Registry, covering any Aircraft and Engines constituting Collateral (as defined in the Guaranty and Security Agreement) and Collateral (as defined in the Aircraft and Engine Security Agreements) that are not subject to the Aircraft and Engine Security Agreements on or immediately prior to the Ninth Amendment Effective Date; and

ii.supplements or amendments to the Aircraft and Engine Security Agreements requested by Agent or its counsel prior to such date, to be filed with the FAA and the

International Registry, correcting any incorrect or inaccurate information contained on any Aircraft and Engine Security Agreements or any supplements thereto.

Borrowers agree that their failure to timely comply with the foregoing shall constitute an immediate Event of Default.

(b)Borrowers agree that in accordance with the terms of the Guaranty and Security Agreement as amended hereby, Agent is permitted to, and Agent will upon the occurrence of the Ninth Amendment Effective Date, issue Activation Instructions (as defined in the Guaranty and Security Agreement) to each Controlled Account Bank (as defined in the Guaranty and Security Agreement) in accordance with Section 7(k)(ii) of the Guaranty and Security Agreement.

7.Release.

(a)Each Loan Party hereby acknowledges and agrees that the Obligations under the Credit Agreement and the other Loan Documents are payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b)Effective on the date hereof, each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges each member of the Lender Group, each Bank Product Provider, and each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Loan Party (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Loan Party ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Loan Party each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If any Loan Party or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

7.    Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.    Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification is made in accordance with the terms and provisions of Section 14.1 of the Credit Agreement.

9.    Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10.    Effect on Loan Documents.

(a)    The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the

Guaranty and Security Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.

(b)    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)    Upon and after the effectiveness of this Amendment, each reference in the Guaranty and Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Guaranty and Security Agreement, and each reference in the other Loan Documents to “the Guaranty and Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Guaranty and Security Agreement, shall mean and be a reference to the Guaranty and Security Agreement as modified and amended hereby.

(d)    To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Guaranty and Security Agreement as modified or amended hereby.

(e)    This Amendment is a Loan Document.

(f)    Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

11.    Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12.    Reaffirmation of Obligations. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement, the Aircraft and Engine Security Agreement, or any other Loan

Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each Loan Party hereby further does grant to Agent, for the benefit of each member of the Lender Group and the Bank Product Providers, a perfected security interest in the Collateral (as defined in the Guaranty and Security Agreement) and the Collateral (as defined in the Aircraft and Engine Security Agreement) in order to secure all of its present and future obligations under the Loan Documents.

13.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.    Guarantors. Each of the undersigned Guarantors consent to the amendments to the Loan Documents contained herein. Although the undersigned Guarantors have been informed of the matters set forth herein and have consented to same, each Guarantor understands that no member of the Lender Group has any obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents, waivers, or amendments related to the Credit Agreement, and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ERICKSON INCORPORATED (formerly known as Erickson Air-Crane Incorporated), a Delaware corporation By:/s/ Eric Struik Name:Eric Struik Title: Chief Financial Officer, VP
EAC ACQUISITION CORPORATION, a Delaware corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP
ERICKSON HELICOPTERS, INC. (formerly known as Evergreen Helicopters, Inc.), an Oregon corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP
ERICKSON TRANSPORT, INC. (formerly known as Evergreen Helicopters of Alaska, Inc.), an Alaska corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP
EVERGREEN HELICOPTERS INTERNATIONAL, INC., a Texas corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP

EVERGREEN EQUITY, INC., a Nevada corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP
EVERGREEN UNMANNED SYSTEMS, INC., a Delaware corporation By:/s/ Eric Struik Name: Eric Struik Title: Chief Financial Officer, Treasurer, VP

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, Lead Arranger, Book Runner, Syndication Agent, Documentation Agent, and a Lender

By: /s/ Amelie Yehros Name: Amelie Yehros Title: SVP

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Managing Director

By:	/s/ Stephen Lapidus
Name:	Stephen R. Lapidus
Title:	Director

Schedule 5.2
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly until January 4, 2017 (not later than Wednesday of each week)
a Borrowing Base Certificate,
a detailed aging and roll-forward, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting), a summary aging, by vendor, of the Loan Parties’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks, an Account roll-forward, in a format acceptable to Agent in its discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of the Loan Parties’ general ledger, and a 13 week cash flow forecast model, in the form provided to Agent on April 27, 2016 and for the forthcoming 13 weeks.

Monthly (not later than the 25th day of each month); provided that, if, as of any date of determination on or after January 5, 2017, Excess Availability is less than $20,000,000, the reports specified in clauses (a) - (p) shall be delivered on a weekly basis (not later than Wednesday of each week) until such time as Excess Availability shall have been at least $20,000,000 at all times during each of the preceding 30 days a report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including (i) daily cash collections, (ii) an indication of which amounts constitute Qualified Cash, (iii) account numbers, and (iv) balances for such account numbers, notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts, a Borrowing Base Certificate,
a detailed aging and roll-forward, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting), a summary aging, by vendor, of the Loan Parties’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks, an Account roll-forward, in a format acceptable to Agent in its discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of the Loan Parties’ general ledger, a reconciliation of Accounts, Inventory and trade accounts payable of the Loan Parties’ general ledger to its monthly financial statements including any book reserves related to each category,
(m) a detailed PPO Inventory system/perpetual report (which shall include a list of all PPO Inventory of each Loan Party as of each such day and includes the owner, serial parts, item numbers, item names, location codes, warehouse codes, country code, amount, and any other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),
(n) a detailed Spare Parts Inventory system/perpetual report (which shall include a list of all Spare Parts by of each Loan Party as of each such day and includes the owner, item numbers and names, country codes, item group codes, status codes, warehouse codes, on hand amount, inventory value, and any other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),
(o) a detailed work-in-process Inventory system/perpetual report (which shall include material and labor cost, and any other information reasonably requested by Agent (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),
(p) a report showing (i) all deferred revenues as set forth in the Loan Parties’ balance sheet for the prior month, and (ii) the portion of such deferred revenues that will be earned during the next four fiscal quarters,
(q) a detailed description by type and current location of all of the Inventory, Aircrafts, and Engines, owned by any Loan Party located both in and outside the United States, and for each Aircraft and each Engine that is located outside of the United States an indication of whether the country of its location is a signatory to either (i) the Geneva Convention, or (ii) the Cape Town Convention,
(r) a detailed calculation of Inventory, Aircrafts, and Engines that are not eligible for the Borrowing Base (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(s) a detailed report regarding any Inventory (i) with no usage in the immediately preceding seven years, (ii) with more than ten years of usage in the aggregate, or (iii) that has become obsolete due to engineering advances,
(t) a detailed report regarding any write down or obsolete adjustment of any Loan Party’s Inventory, Aircrafts, and Engines, and
(u) a 13 week cash flow forecast model, in the form provided to Agent on April 27, 2016 and for the forthcoming 13 weeks.

Quarterly (not later than the 45th day after each fiscal quarter)	(v) a report regarding the Loan Parties’ accrued, but unpaid, ad valorem taxes, and (w) a Perfection Certificate or a supplement to the Perfection Certificate.
Semi-annually (not later than February 15th and August 15th of each fiscal year)	(x) a schedule of the Maintenance Program for each Aircraft and Engine and a report detailing any scheduled long-term maintenance or overhaul for any Aircraft or Engine.
On each anniversary of the Closing Date if requested by Agent
(y) an opinion of FAA counsel, in form and substance reasonably satisfactory to Agent, dated as of a date not more than 30 days prior to such anniversary, that, with respect to all Collateral consisting of Aircraft, Engines, and Spare Parts, based on FAA's review of the Aviation Registry of the FAA and the International Registry, Agent has a perfected first priority security interest thereon and International Interest therein, free and clear of all Liens (other than Permitted Liens), and attaching thereto the related "priority search certificates" from the Aviation Registry of the FAA, the International Registry, and the Spare Parts perfection locations.

Contemporaneously with the consummation of the applicable sale or other disposition,
(z) if the aggregate amount of any asset sales or other dispositions (or series of asset sales or dispositions) of Eligible Accounts, Eligible Inventory, or Eligible Aircraft since the date of delivery of the most recently delivered Borrowing Base Certificate pursuant to clause (c) above exceeds $2,500,000, an updated Borrowing Base Certificate excluding such disposed of assets from the Borrowing Base; provided that Borrowers may, in their discretion, update through the date of such sale or disposition all of the other calculations of the Borrowing Base Certificate in accordance with the terms and definitions of the Agreement. For the avoidance of doubt, nothing contained in this clause (t) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4 of the Agreement.

Within 10 days after a request by Agent	(aa) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.
Promptly, but in any event within 10 days prior to any such action
(bb) written notice that any Aircraft or Engine will be deregistered with the FAA or any Aircraft or Engine will be taken to a country that is not a signatory to the Geneva Convention or the Cape Town Convention, and
(cc) written notice of any Engine being removed from any Aircraft.